Exhibit 6.20

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”) is dated as of May 31, 2021 (the “Effective Date”), by and between Xeriant, Inc. (“Xeriant”), a Nevada corporation, located at Innovation Centre 1, 3998 FAU Blvd., Suite 309, Boca Raton, FL 33431, and XTI Aircraft Company (“XTI”), a Delaware corporation, located at 2209 Green Oaks Lane, Greenwood Village, CO 80121. Xeriant and XTI are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, Xeriant is a public company focused on acquiring, developing and commercializing disruptive technologies with applications in aerospace, including innovative aircraft concepts;

WHEREAS, part of Xeriant’s business model is to jointly develop innovative aerospace technology with synergistic companies;

WHEREAS, XTI is an aircraft manufacturer developing the TriFan 600 VTOL fixed-wing aircraft (the “Aircraft”);

WHEREAS, Xeriant desires to provide funding to XTI to complete the preliminary design of the Aircraft under the terms of this Agreement; and

WHEREAS, XTI is in the process of raising funds to continue its development program for the Aircraft; and

WHEREAS, Xeriant and XTI desire to create a joint venture (the “JV”) to advance the design and development of the Aircraft, more specifically to complete the preliminary design of the Aircraft.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and commitments set forth herein, the Parties hereto agree as follows:

1.             Formation.

1.1            Creation of JV. The Parties will form a limited liability company under Delaware law (the “JV”) and will jointly own and operate the JV pursuant to its Limited Liability Company Agreement in the form attached hereto as Exhibit A.

1.2.           Name. The name of the JV shall be mutually agreed by the Parties.

1.3.           Principal Office. The principal place of business of the JV shall be at Xeriant’s facility, located at Innovation Centre 1, 3998 FAU Blvd., Suite 309, Boca Raton, FL 33431 or at such other place as the Parties mutually determine.

2.              Purpose, Term and Objectives.

2.1.           Purpose. The sole purpose of the JV shall be to advance the design and development of the Aircraft, more specifically to complete the preliminary design of the Aircraft, as described in this Agreement (the “Purpose”).

2.2.           Term. The term of this JV shall commence on the Effective Date and, unless sooner terminated as provided herein or as may be provided by law, shall continue until the first to occur of: (i) the closing of a merger with a publicly-listed special purpose acquisition company, a so-called “SPAC” (a “SPAC Transaction”) or the closing of a transaction pursuant to which XTI combines with or into another entity (other than a SPAC) where XTI is valued at not less than $150,000,000 (a “Merger Transaction”) or the closing, or series of closings, after the Effective Date pursuant to which XTI has obtained (either in a private placement or initial public offering) aggregate gross proceeds of at least $30,000,000 (a “Financing Transaction”) (each of a SPAC Transaction, a Merger Transaction and a Financing Transaction being a “Liquidity Event”); (ii) 24 months after the Effective Date (the “Acceleration Event”); or (iii) at the election of Xeriant, if Xeriant has made the full Intended Contribution (as that term is defined in Section 4.3 below) (a “Xeriant Termination”) or at the election of XTI, if both the JV has failed for any reason to make a scheduled payment under the Services Agreement and XTI’s Board of Directors has determined that the continued existence of the JV would threaten XTI’s ability to finance its business (an “XTI Termination”) or upon a determination that the purpose of the JV has been completed made by a majority of the Management Committee of the Joint Venture including at least one member designated by each Party (a “Mutual Termination”) (each of an Xeriant Termination, an XTI Termination and a Mutual Termination being a “Completion Event”).

2.3            Objectives. The Purpose will be carried out pursuant to the Services Agreements between XTI, Xeriant and the JV, attached hereto as Exhibits B and C, specifying the development services to be provided by XTI and/or Xeriant and the payments to be made by the JV.

3.             Management of the JV.

3.1            Management Vested in the Management Committee. The Limited Liability Company Agreement will provide that management and control of the JV shall be exclusively vested in a Management Committee (the “Management Committee”). Without limiting the generality of the foregoing, the responsibilities and obligations of the Management Committee shall include the following:

3.1.1.        Establishing and modifying the business plan of the JV as generally outlined on Exhibit D, including adjustments to any budget, and funding requirements;

3.1.2.        Enter into, make, and perform contracts in furtherance of the purposes of the JV;

3.1.3.        Open and maintain bank accounts;

3.1.4.        Purchase, lease or otherwise acquire machinery, equipment, and all other kinds of personal property;

3.1.5.        File applications, if applicable, for the protection of any intellectual property owned by the JV;

3.1.6.        Retain services of third parties in connection with the business of the JV, as provided below.

3.2           Composition of Management Committee. The Management Committee shall consist of five members, three of whom shall be appointed by Xeriant, and two of whom shall be appointed by XTI. The members of the Management Committee shall not receive any compensation in connection with their acting in their capacity as a member of the Management Committee, unless the Parties mutually agree to compensate a member.

3.3           Actions of the Management Committee. Except as set forth herein, all actions of the Management Committee shall be pursuant to a majority vote of the Management Committee. Notwithstanding the forgoing, the following actions shall require the approval of all of the members of the Management Committee:

3.3.1.       Any modification to the Budget, as defined herein.

3.3.2.	Any agreement with a Party or any individual or entity affiliated with a Party.

3.3.3.	Any lease, license, or other distribution of any JV property outside the ordinary course of business.

3.3.4.	Any expenditure in excess of $10,000, which is outside the Budget.

3.3.5.       Any amendment to the terms of the Agreement.

3.3.6.       Any distributions from the JV to its members.

3.4           Appointment of Personnel. From time to time, the Management Committee may employ individuals (who may also be employees of a Party) or consultants to provide services to the JV including engineering and accounting on terms and conditions established by the Management Committee (including receipt of compensation) and as permitted in the Budget.

3.5           Budget. Attached as Exhibit D is the budget for the preliminary design of the Aircraft (the “Budget”). The Budget may be revised, from time to time, upon approval of all of the members of the Management Committee.

4.              Interests in the JV.

4.1            Party Percentages. Each Party shall have a 50% interest in the Joint Venture (the “JV Percentage”) in consideration of the contributions of the Parties, as follows:

4.2            Contributions of XTI. In consideration of the JV interests granted to XTI, XTI will sign a Cross Patent License Agreement, in the form attached hereto as Exhibit E, granting to the JV a non-exclusive, worldwide, non-assignable, royalty-free, fully paid up license for the duration of the Term (the “VTOL License”) to use, utilize and otherwise exploit such of XTI’s technology, intellectual property, know-how and patents relating to the Aircraft as specified therein (the “VTOL Technology”) in connection with the preliminary design of the Aircraft and for all purposes to carry out the objectives of this Agreement.1

4.3           Contributions of Xeriant. In consideration of the JV interests granted to Xeriant, Xeriant shall contribute or provide the following:

4.3.1.        A total of $10 million (the “Intended Contribution”), consisting of the initial sum of $1,000,000 to be funded immediately upon the execution of this agreement, including the Exhibits;

4.3.2.        Additional capital of $9,000,000 advanced monthly, in advance, as and when required in accordance with the Budget attached hereto as Exhibit D;

4.3.3.        Xeriant will sign a Cross Patent License Agreement in the form attached hereto as Exhibit E, granting the JV a non-exclusive, worldwide, non-assignable, royalty-free, fully paid up license for the duration of the Term to use, utilize and otherwise exploit such of Xeriant’s technology, intellectual property, know-how and patents as specified therein in connection with the preliminary design of the Aircraft and for all purposes to carry out the objectives of this Agreement;

4.3.4         Access to Xeriant’s advisors, corporate contacts, and consultants from various global aerospace companies and agencies, government and defense agencies, laboratories, and university academia, to increase access to potential strategic partners, manufacturers, licensees, grants, and collaborative research;

4.3.5         Introductions to manufacturing and prototyping companies;

4.3.6         Introductions to a brand-name strategic partner or strategic investor for XTI (e.g., airline, ride sharing company, automobile manufacturer, aircraft manufacturer); and

4.3.7         Introductions to potential purchasers of the VTOL.

5.             Capital Accounts; Allocation of Taxable Income and Distributions

5.1.          Accounting and Tax Provisions. The treatment of Capital Accounts, Distributions and allocations for accounting and tax purposes shall be as set forth in the Limited Liability Company Agreement.

5.2.           Further Contributions, Interest on Capital, JV Percentages and Withdrawal of Capital Contributions. There shall be no required capital contributions other than as expressly set forth in this Agreement. No Party shall have the right to make voluntary capital contributions to the JV, other than as expressly set forth in this Agreement, without the prior written consent of the other Party. There shall be no interest payable on any capital contributions made to the JV. No Party shall have the right or power to (a) withdraw or reduce such capital contribution except as a result of the dissolution of the JV or as otherwise provided by law, or (b) demand or receive property other than cash in return for its contribution.

5.3.           Loans by Parties. With the approval of a majority of the members of the Management Committee including at least one member from each Party on the Management Committee, each Party may loan funds to the JV or to a Party at such terms and rates as the Management Committee may deem reasonable.

6.              Pro Rata Participation Right. So long as the JV is in existence, XTI hereby grants to Xeriant the option and the right to participate in any equity financing in XTI up to Xeriant’s Pro Rata Share (as defined in Section 9.2.2 below). For purposes of this Participation Right, Xeriant’s Pro Rata Share shall be deemed to be the full 10% even if Xeriant had not then contributed the full Intended Contribution if at the time of the applicable XTI equity financing Xeriant had contributed all of the capital it was obligated to contribute pursuant to Section 4.3.2 and the Budget. XTI agrees to take any and all action, or to cause such action to be taken, as is reasonably necessary or appropriate to allow Xeriant to participate in any Equity Financing in accordance with the provisions of this Agreement and to maintain the Xeriant Pro Rata Share. For the avoidance of doubt, this Participation Right is intended to give Xeriant the right to purchase its share of any interim financing(s) but does not apply to a Liquidity Event, as defined in Section 2.2 above, that triggers the issuance of Xeriant’s Pro Rata Share pursuant to Section 9.2.2 below.

7.             Default.

7.1            If Xeriant defaults on, or otherwise fails to make, the contributions contemplated in sections 4.3.1 or 4.3.2 of this Agreement, XTI shall issue a written notice of default as provided in section 11.11 of this Agreement. Such notice shall provide not less than fifteen (15) days to cure any default. If Xeriant does not comply with the notice to the satisfaction of XTI, XTI shall have a right to terminate this agreement. Upon such termination, Xeriant shall be entitled to receive its Pro-Rata Share.

7.2            If XTI defaults on, or otherwise fails to comply with, section 4.2 of this Agreement, Xeriant may issue a written notice of default as provided in section 11.11 of this Agreement. Such notice shall provide not less than fifteen (15) days to cure any default. If XTI does not comply with the notice to the satisfaction of Xeriant, Xeriant shall have a right to terminate this agreement. Upon such termination, section 11.16 will be deemed null and void. Upon such termination, Xeriant shall be entitled to receive its Pro-Rata Share.

8.              Dispute Resolution.

8.1            Notice of Dispute. The Parties shall attempt to resolve any dispute, claim or controversy arising under, out of or in connection with this Agreement (a “Dispute”) amicably. In no event shall any Party commence any judicial or arbitral proceeding against another Party without first providing to the other Party to the Dispute written notice of the Dispute with sufficient detail, including reference to the contractual provisions at issue, to allow the other Party to evaluate the dispute and negotiate its resolution.

8.2            Executive Escalation. Upon receipt of a notice of Dispute as described in Section 8.1, the Dispute will be referred to the executive management representatives designated by each Party (“Executive Escalation”). Such representatives shall meet in person or by telephone (including videoconference) and in good faith attempt to settle the Dispute.

8.3            Mediation and Arbitration. Any Dispute that is not resolved through section 8.2 shall be, upon the demand of either Party, subject to a non-binding mediation proceeding before a mediator in accordance with the American Arbitration Association (AAA) Mediators Model Standards of Conduct with such mediator to be agreed upon by the Parties.  If a mediator is not agreed upon or if mediation is not successful, the matter shall be settled exclusively by arbitration, conducted before a single arbitrator mutually selected by the parties, in the State of Delaware, in accordance with the rules of the AAA then in effect.  If the Parties are unable to agree on a single arbitrator, each Party shall select an arbitrator and the two arbitrators selected by the Parties shall select a third arbitrator.  If three arbitrators are selected, they shall act by majority vote.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each Party shall bear their own costs and expenses of any such mediation or arbitration proceeding and shall split evenly any common costs; provided, however, that if the dispute concerns the issue of default as defined herein by one party, the non-prevailing Party (as determined by the arbitration) shall pay for all of the prevailing Party’s costs and expenses, including legal fees relating to such mediation or arbitration proceeding.

9.              Termination, Dissolution and Winding-Up of the JV.

9.1.           Termination and Dissolution. The JV shall be terminated and dissolved upon the occurrence of any of the following events:

9.1.1.        The occurrence of a Liquidity Event, an Acceleration event, a or a Completion Event.

9.1.2.        The agreement of all of the Parties.

9.2.           Liquidity Event Transactions. In the event of a Liquidity Event, Acceleration Event, or Completion Event, the following shall occur:

9.2.1.        Assignment of Intellectual Property and other JV Assets. The VTOL License shall terminate; and all of the VTOL Technology and all other assets developed by the JV shall be assigned and transferred back to XTI with the transfer documents to be in form and substance acceptable to XTI and any counterparty involved in the Liquidity Event.

9.2.2.        Issuance of XTI Securities. In exchange for Xeriant’s interest in the JV, XTI shall issue to Xeriant shares of XTI’s Common Stock equal to 10% of its fully diluted issued and outstanding common stock immediately prior to the event which gave rise to the Liquidity Event, Acceleration Event or Completion Event, as the case may be; provided, however, that (a) if Xeriant has not made the full Intended Contribution for any reason, including because the Liquidity Event, Acceleration Event or Completion Event occurred before the obligation of Xeriant to make some portion of such contribution(s) arose, the percentage shall be reduced pro rata based upon the amount that the contribution actually made by Xeriant bears to the Intended Contribution, and provided further that (b) if Xeriant had contributed all of the capital it was obligated to contribute, at the time it was obligated to make each such contribution, pursuant to Section 4.3.2 and the Budget, then Xeriant, at its sole discretion, may contribute to the JV any shortfall in the full Intended Contribution, in which case, Xeriant shall be entitled to the full 10%. The resulting interest of Xeriant in XTI is referred to herein as the Pro Rata Share. If the triggering event under this Section 9.2.2 is a Financing Transaction and if such Financing Transaction was not a single closing but a series of closings, then the date on which the Company’s fully diluted common stock shall be calculated is the date just before the first closing of such Financing Transaction.

10.           Assignability of a Party’s Interest. No Party shall, without the prior written consent of a majority of the members of the Management Committee including at least one member from each Party (which consent may be withheld for any reason) sell, transfer, assign, hypothecate or make a gift of all or any portion of such Party’s interest in the JV, except that XTI may assign its interest to a successor in interest to substantially all of its assets. Any attempted sale, assignment, hypothecation or substitution in violation of the provisions of this Section 10 shall be void and of no effect and the remaining Party shall continue, to recognize the purported assignor as the Party for all purposes.

11.            Miscellaneous.

11.1.         Waiver. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Parties of the same or any other obligations of such Party hereunder.

11.2.         Further Assurances. Each Party hereto agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement and carry on the business contemplated herein.

11.3.         Attorneys’ Fees. If the JV or any Party is a party to any action or proceeding to enforce any of the terms of this Agreement or any action or proceeding in any other way pertaining to JV affairs or this Agreement, the prevailing party in such action or proceeding (as determined by the judge or presiding official therein) shall be entitled to receive from the opposing party or parties the prevailing party’s costs and reasonable accountants’, experts’ and attorneys’ fees incurred in prosecuting, defending or appearing in such action or proceeding.

11.4.         Remedies Cumulative. Each right, power and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

11.5.        Amendments. This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by each entity or person who is then a Party.

11.6.         Article and Section Headings. The Section headings hereof in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

11.7.         Binding. This Agreement shall inure to and bind all the parties, their estates, heirs, successors in interest, personal representatives and permitted assigns.

11.8.         Construction. This Agreement shall be deemed a contract made under and shall be construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, local laws of the State of Delaware applicable to contracts fully executed and to be performed therein.

11.9.         Integrated Agreement. This Agreement, along with the exhibits attached hereto, constitutes the entire Agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations, warranties, statements, promises, information, arrangements and understandings, either oral or written, express or implied with respect to the subject matter hereof all of which are specifically incorporated into this Agreement.

11.10.       Severability. Every provision of this Agreement is severable. If any term or provision hereof is held to be illegal or invalid for any reason by any duly constituted court, agency or tribunal, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

11.11.       Notices. All notices, approvals, requests or demands (“Notices”) which any party is required or may desire to give to the other hereunder shall be in writing, unless otherwise specified, and shall be addressed to the address provided for herein. All Notices shall be given in one of the following ways: (i) by delivery to the address set forth below for such party; or (ii) by mail, registered or certified (return receipt requested), postage prepaid, airmail (if available); (iii) by Federal Express or similar service; or (iv) by transmittal by any electronic means whether now known or hereafter developed, including but not limited to, email, telex, telecopier, or laser transmissions, able to be received by the party intended to receive notice. Each Notice shall, except as herein expressly provided, be conclusively deemed to be effective when received. The addresses of the parties shall be those of which the other party actually receives written Notice and until further notice are:

For XTI:                 2209 Green Oaks Lane

Greenwood Village, CO 80121

Attention: Robert LaBelle, CEO

Email: rlabelle@XTIaircraft.com

Tel.: 303-503-5660

For Xeriant:           Innovation Centre 1

3998 FAU Blvd., Suite 309

Boca Raton, FL 33431

Attention: Keith Duffy, CEO

Email: kduffy@xeriant.com

Tel.: 561-756-1073

11.12.      Force Majeure. Notwithstanding any other provision of this Agreement neither party shall be liable to the other in damages or otherwise because of any failure to perform its obligations hereunder, except for any obligation for the payment of money, caused by fire, earthquake, flood, epidemic (except for the current COVID 19 pandemic), catastrophic accident, explosion, casualty, strike, lock-out, riot, civil disturbance, act of public enemy, embargo, war, act of God, by any municipal, state or federal ordinance or law, by any legally constituted authority, whether municipal, state or federal, or by the issuance of any executive or judicial order.

11.13.       Warranties. Xeriant warrants to XTI that the information concerning the financial commitments of its investors set forth on Exhibit _ is accurate in all material respects. Each Party warrants, represents and covenants to the other as follows:

11.13.1       It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

11.13.2       It has full power, right and authority to execute, deliver and fully perform this Agreement; and the execution, delivery and performance of this Agreement by it has been duly authorized; and this Agreement will be binding upon it in accordance with its terms upon its execution;

11.13.3       It is not a party to any agreement or other arrangement which will adversely interfere with the material performance of its obligations under this Agreement; and

11.13.4       It agrees that, except as expressly provided herein, it will not attempt to bind the JV and/or the other Party or any affiliate of the Parties or the JV to any obligation of any nature without the prior written consent of the other Parties.

11.14.       Mutual Indemnification.

11.14.1       Each Party (in this capacity referred to as “Indemnitor”) does hereby and shall at all times indemnify and hold harmless the JV and the other Party and its affiliates, and all officers, directors, managers, agents, attorneys, and employees of the foregoing (in this capacity individually referred to as an “Indemnitee”) from and against any and all costs, claims, charges, recoveries, losses, expenses (including but not limited to attorneys’ fees and disbursements), liabilities, damages, judgments, settlements, injunctions, compromises, penalties, decrees or any other loss of any kind or nature whatsoever (all referred to herein as “Loss”) which may be made, asserted, maintained or secured against, or suffered by, any Indemnitee caused by or arising out of (i) any breach by Indemnitor of any of its representations, warranties, agreements or undertakings herein or in the agreements attached hereto or contemplated herein; or (ii) any acts prohibited by this Agreement.

11.14.2       Indemnitees agree to give Indemnitor notice of any claim, demand or action which is or may be subject to this Section 11.14 (“Claim”) promptly after obtaining knowledge thereof and shall on request make available to Indemnitor all documents relating to the Claim, but failure to give notice shall not affect the right of any Indemnitee to indemnification herein if the Indemnitee can establish that Indemnitor is not prejudiced by such failure. Promptly upon receipt of such notice or upon obtaining knowledge of any Claim, Indemnitor agrees to assume the defense of the Claim on behalf of itself and Indemnitees at the sole cost of Indemnitor. Indemnitees or each of them shall have the right to participate in the defense of any Claim through counsel of their choice at their own expense. If Indemnitor fails to promptly assume the defense of any Claim, Indemnitees or any of them may do so and Indemnitor shall promptly reimburse Indemnitees for all costs and expenses (including but not limited to attorneys’ fees and disbursements) incurred in connection therewith as such are incurred. If Indemnitor shall fail to reimburse Indemnitees after reasonable notice, then, without waiving their rights otherwise to enforce such reimbursement, the JV shall, on behalf of Indemnitees, have the right to deduct the said amount of such payments, costs and expenses, or any part thereof, from any sums accruing to or for the account of Indemnitor under this Agreement and pay the same to the Indemnitee(s).

11.15.            Counterparts. This Agreement may be executed in counterparts and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding the fact that all the parties are not signatory to the original or the same counterpart.

11.16            Non-Compete. During the term of this Agreement and for a period of two (2) years thereafter, Xeriant hereby covenants and agrees that it will not directly or indirectly compete with XTI in the business of developing commercial regional eVTOL or hybrid-electric VTOL aircraft. XTI acknowledges that Xeriant’s business is focused on acquiring, developing, and commercializing revolutionary, eco-friendly technologies with applications in aerospace, and agrees that nothing herein shall preclude Xeriant from developing technologies, advanced materials and aircraft which do not compete with the business of XTI. Both Parties hereby acknowledge that they are bound by an executed Mutual Confidentiality and Non-Circumvention Agreement as well as the confidentiality provisions of this Agreement, all of which shall survive the termination of this Agreement and the dissolution of the JV.

11.17.            Confidentiality.

11.17.1         Proprietary Information. Each Party acknowledges and agrees that certain information which such Party (the “Receiving Party”) may receive from the other Party (the “Disclosing Party”) will be “Proprietary Information” of Disclosing Party. Proprietary Information shall mean: (i) the fact that the Disclosing Party intends to develop or have developed any particular product; (ii) any information concerning or related to its products; (iii) any information concerning the terms and conditions of this Agreement, except that the provisions of this Agreement may be disclosed to prospective sources of financing who have agreed to maintain its confidentiality; (iv) nonpublic information concerning the business or finances of the Disclosing Party or the JV, including, but not limited to, trade secrets of the Disclosing Party; (v) any other information which if disclosed to a third party could adversely affect a competitive advantage of the Disclosing Party. Proprietary Information related solely to the JV shall be deemed Proprietary Information of both Parties and subject to the provisions of this Section 11.17.

11.17.2            Protection. Each Party agrees that, both during and after the Term, it and its Representatives (as defined below) will use the Proprietary Information of the Disclosing Party only in connection with the Receiving Party’s rights and obligations under this Agreement, and not to, directly or indirectly, reproduce such Proprietary Information or distribute or disclose such Proprietary Information, and to hold in confidence all Proprietary Information of the other Party and to use reasonable efforts to prevent the unauthorized copying, use and/or disclosure of the Disclosing Party’s Proprietary Information. Notwithstanding the foregoing, either Party may disclose the Proprietary Information of the other Party to its parents, subsidiaries, affiliated companies and their employees, lawyers, accountants, agents and representatives (together, such Party’s “Representatives”) who have a need to know such Proprietary Information in connection with the performance of the obligations and the exercise of the rights under this Agreement, provided that each and every recipient of the Proprietary Information is bound by a confidentiality agreement which protects the Proprietary Information at least as stringently as this Section 11.16.

11.17.4         No Non-Disclosure Obligation. The Receiving Party’s respective obligation to hold the Disclosing Party’s Proprietary Information in confidence shall not apply to any information that: (i) was known by the Receiving Party prior to disclosure under this Agreement, (ii) is known to the general public or becomes known to the general public without a breach of the non-disclosure obligations of this Agreement, (iii) is obtained from a third party without breach of a non-disclosure obligation; or (iv) is developed by the Receiving Party independent of the Proprietary Information. If the Receiving Party is required to disclose Proprietary Information of the Disclosing Party in connection with any suit, action or other dispute related to this Agreement or is otherwise required to be disclosed by law, the Receiving Party shall so notify the Disclosing Party and cooperate with the Disclosing Party in any reasonable attempt to prevent or limit such disclosure.

11.17.5            Announcements. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued. No party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties’ written consent, except as may be required by applicable law (including applicable rules and regulations of the SEC) or stock exchange regulation, and except for communications to employees.

11.17.6         Irreparable Harm. Each Party agrees that the unauthorized use or disclosure of the other Party’s Proprietary Information may cause irreparable injury to the other Party. Accordingly, both Parties agree that the remedy at law for any breach of this Section may be inadequate and, in recognition thereof, agree that the party suffering from the unauthorized use or disclosure shall be entitled to injunctive relief to prevent any such breach or the threat of such a breach

11.18            Survival. The respective indemnities, representations, warranties, termination, rights of contribution, non-compete and confidentiality provisions contained in this Agreement and shall survive termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement is executed by each of the Parties hereto as of the day and year first above written.

XERIANT, INC.		XTI AIRCRAFT COMPANY

By:	/s/ Keith Duffy	By:	/s/ Robert LaBelle
	Keith Duffy		Robert LaBelle

Its:	CEO	Its:	CEO

Date:	May 31, 2021	Date:	May 31, 2021

EXHIBIT A

Limited Liability Agreement

EXHIBIT B

XTI Services Agreement

EXHIBIT C

Xeriant Services Agreement

EXHIBIT D

Business Plan (Preliminary Design Phase)

and Budget

EXHIBIT E

Cross Patent License Agreement